Exhibit 10.7
First Amended and Restated Loan Agreement
     This First Amended and Restated Loan Agreement (“Agreement”) dated as of March 5, 2008, is between The F&M Bank & Trust Company (“Lender”), American Locker Group, Incorporated, a Delaware corporation (“Borrower”), and Altreco, Incorporated, a Delaware corporation (the “Guarantor”).
Recitals
     A. On or about March 5, 2007, at the request of Borrower and Guarantor, Lender extended to Borrower a revolving line of credit loan (the “Loan”) in the principal amount of up to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).
     B. The Loan has matured, and Borrower and Guarantor have requested Lender to renew, modify, and extend the Loan for one additional year.
     C. As an accommodation to Borrower and Guarantor, Lender has agreed to renew, modify, and extend the Loan for one additional year, subject to the following terms and conditions.
Agreements
     Now, Therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
1. Article
Definitions
     .1. Definitions. As used in this Agreement, the following terms have the following meanings:
     (1) “Account Receivable” or “Accounts Receivable” means all of Borrower’s now owned and hereafter acquired, accounts, accounts receivable (whether or not earned by performance), right to payment of any kind, proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party. Accounts Receivable include all now owned or hereafter acquired accounts, instruments and general intangibles, all rights, remedies, guaranties, security interests and liens, all records and other property evidencing any and all proceeds which relating to or are associated with such Accounts Receivable.
     (2) “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with Borrower.
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     (3) “Borrowing Base” means the sum of eighty percent (80%) of the aggregate amount of Eligible Accounts Receivable, plus fifty percent (50%) of the book value of Inventory as determined by GAAP.
     (4) “Borrowing Base Certificate” means the Borrowing Base Certificate shown on Exhibit “A” attached hereto.
     (5) “Business Day” means a day when Lender is open for business.
     (6) “Collateral” has the meaning specified in Section 4.1.
     (7) “Debt” means for any Person: (i) all indebtedness, whether or not represented by bonds, debentures, notes or other evidences of indebtedness, for the repayment of money borrowed; (ii) all indebtedness representing deferred payment of the purchase price of property or assets; (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes; (iv) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness to others; and (v) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof.
     (8) “Deed of Trust” means the Deed of Trust, Security Agreement and Assignment of Rents, Leases, Incomes and Agreements (Second Lien) executed by Guarantor and Borrower to J. Schaad Titus, Trustee, for the benefit of Lender and encumbering, among other things, the certain real property owned by Guarantor and situated in the City of Grapevine, Tarrant County, Texas, as more particularly described on Exhibit “A” attached to said Deed of Trust, as the same may be amended, supplemented or modified from time to time.
     (9) “Eligible Accounts Receivable” means Accounts Receivable arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services, which Lender, in its Permitted Discretion, shall deem eligible based on such considerations as Lender may from time to time deem appropriate. Without limiting the foregoing, an Account Receivable shall not be deemed to be an Eligible Accounts Receivable if (i) the account debtor has failed to pay the Account Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than 25% of all outstanding Accounts Receivable owed by it to Borrower within ninety (90) days after invoice date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, “bill and hold,” “COD” or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States or Canada, unless the Account Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to Lender; (vi) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (vii) the account debtor’s total obligations to Borrower exceed 25% of all Eligible Accounts Receivable, to the extent of such excess; (vii) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (ix) the amount thereof consists of late charges or finance charges; (x) the amount thereof consists of a credit balance more than ninety (90) days past due; ((xi) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as
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the matter has been completed and delivered to the customer may be deemed an Eligible Accounts Receivable; (xii) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor; (xiii the amount thereof is denominated in or payable with any currency other than U.S. Dollars; or (xiv) such Account Receivable is not at all times subject to Lender’s duly perfected first priority security interest.
     (10) “EBITDA” means the earnings before interest expense, taxes, depreciation and amortization, plus non-recurring professional fees and other non-recurring adjustments as determined by Lender in its sole discretion.
     (11) “Equipment” means any tangible assets used in Borrower’s business including, but not limited to equipment, machinery, electronics and tools.
     (12) “Event of Default” has the meaning specified in Section 9.1.
     (13) “Guaranty” means the Guaranty Agreement executed by Guarantor in favor of Lender, executed in connection with the Loan, as the same may be amended, supplemented, or modified from time to time.
     (14) “Inventory” means all of Borrower’s now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.
     (15) “Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Debt or any other obligation, whether arising by agreement, operation of law, or otherwise.
     (16) “Loan” means the loan in the original principal amount of up to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), or so much thereof as may be advanced and outstanding and unpaid, to be made by Lender to Borrower pursuant to Article 2.
     (17) “Loan Agreement Rider” means the Loan Agreement Rider executed by Borrower, Guarantor and Lender executed in connection with the Loan, as the same may be amended, supplemented or modified from time to time.
     (18) “Loan Documents” means this Agreement, the Note, the Guaranty, the Security Agreement, the UCC-1 Financing Statement, the Deed of Trust, the Loan Agreement Rider, and all other promissory notes, pledge agreements, guaranties, deeds of trust, security agreements, and other instruments, documents and agreements executed and delivered by Borrower or Guarantor pursuant to or in connection with this Agreement and any future amendments hereto or thereto. All such Loan Documents shall be in form, substance and content in all respects satisfactory to Lender.
     (19) “Lockbox Account” means the bank account established under the Lockbox Agreement.
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     (20) “Lockbox Agreement” means an agreement between Lender and Borrower governing the Lockbox Account with Lender titled in the name of Borrower which shall provide Lender with a security interest in and exclusive domain and control over such lockbox (and/or any related depository account) and all cash and other items received or deposited therein.
     (21) “Note” means the Revolving Line of Credit Promissory Note (Renewal) of even date herewith, executed or to be executed by Borrower, payable to the order of Lender in the principal amount of the Loan and all extensions, renewals and modifications thereof.
     (22) “Obligated Party” means Borrower, Guarantor and any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.
     (23) “Obligations” means all obligations, indebtedness and liabilities of any Obligated Party to Lender, now existing or hereafter created, acquired or incurred, whether direct, indirect, primary or secondary, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, regardless of whether such present or future indebtedness, obligations and liabilities may, prior to their acquisition by any Obligated Party, be or have been in favor of some other person or have been acquired by Obligated Party in a transaction with one or more borrowers, together with any and all renewals and extensions of such indebtedness, obligations and liabilities, including, without limitation, the obligations, indebtedness and liabilities of Borrower and/or Guarantor under this Agreement, the Note, the Term Note, and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.
     (24) “Permitted Discretion” means Lender’s judgment exercised in good faith based upon its consideration of any factor which Lender believes in good faith: (i) will or could materially adversely affect the value of any Collateral, the enforceability or priority of Lender’s liens thereon or the amount which Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to Lender by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower, any Guarantor or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, Lender may consider such factors already included in or tested by the definition of Eligible Account Receivables or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower’s industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Accounts Receivable, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security of the Receivables and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower
     (25) “Permitted Liens” means (i) security interests securing purchase money debt for the acquisition or lease of equipment used in the ordinary course of Borrower’s business, not to exceed $100,000.00 in the aggregate, and which do not affect any part of the real estate securing the payment
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and performance of the Obligations, and (ii) liens or security interests arising for non-delinquent taxes not yet due and payable.
     (26) “Person” means any individual, corporation, business trust, association, company, partnership, joint venture or other entity.
     (27) “Reserves” means as of any date of determination, such amounts as Lender may from time to time establish and revise in its Permitted Discretion reducing the loan limits which would otherwise be available to Borrower: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may materially affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Guarantor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been materially incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     (28) “Security Agreement” means the Security Agreement executed by the Borrower in favor of Lender in connection with the Loan, as the same may be amended, supplemented or modified from time to time.
     (29) “Subsidiary” or “Subsidiaries” means any corporation, general partnership or limited partnership of which more than fifty percent (50%) of the issued and outstanding securities or partnership interests, as the case may be, having ordinary voting power for the election of a majority of directors or managing partners, as the case may be, is owned or controlled, directly or indirectly, by Borrower, Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
     (30) “Term Loan Agreement” means the Loan Agreement Note dated March 7, 2007, by and between Borrower, Guarantor and Lender executed in connection with and pertaining to the Term Note.
     (31) “Term Note” means the Promissory Note dated March 7, 2007, executed by Borrower, payable to the order of Lender in the principal amount of $2,200,000.00, and all extensions, renewals and modifications thereof.
     1..2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all article and section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with and determined by generally accepted accounting principles (“GAAP”).
Article 2.
Loan
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     2..1. Advance Limit and Borrowing Base. Subject to the terms and conditions of this Agreement Lender agrees to extend the Loan to Borrower in one or more advances from time to time from the date hereof. Borrower must comply with all of the provisions in this Agreement, including, without limitation, the provisions of Article 4. prior to Lender making an advance in conjunction with the Loan. The outstanding principal balance of the Loan shall not exceed the lesser of (i) the Borrowing Base or (ii) $750,000.00, subject to any Reserves. In the event the outstanding principal balance of the Loan shall at any one time exceed the lesser of the $750,000.00, or the Borrowing Base, in either case, after accounting for Reserves, Borrower agrees to forthwith reduce the outstanding principal amount of the Note, within five (5) days after demand is made by Lender, to bring such outstanding balance into compliance with the lesser of $750,000.00, or the Borrowing Base. With each draw request Borrower shall execute and deliver to Lender a Borrowing Base Certificate. Notwithstanding the forgoing to the contrary, Lender has the right, but not the obligation, to make advances of principal under the Loan in excess of the limits described above to pay any portion of the Obligations that may be due and owing at any time under the Note or the Term Note.
     2..2. Repayment of Note. The obligation of Borrower to repay the Loan shall be evidenced by the Note executed by Borrower, payable to the order of Lender, in the principal amount of the Loan and dated the date of the making of the Loan.
     2..3. Revolving Indebtedness. It is contemplated that the Loan shall be revolving in nature, in that principal amounts may be advanced thereunder, repaid and readvanced from time to time during the term of the Loan. It is further contemplated by the parties that disbursements will be made for working capital purposes of Borrower, repaid partially and readvanced as deposits are made under the Lockbox Agreement and readvanced under the terms of the Agreement. It is the intent of the parties that this Agreement and the other Loan Documents shall remain in full force and effect and shall govern the agreements of the parties notwithstanding the fact that the Loan may be paid down to a zero principal balance. It is understood and agreed that notwithstanding such release, substitution and replacement of collateral, the Loan Documents shall remain in full force and effect and unchanged.
     2..4. Use of Proceeds of Loan. The proceeds of the Loan shall be used by Borrower as working capital for the Borrower’s business.
Article 3.
Payments
     3..1. Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this Section 3..1 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of the Loan shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower of any proceeds of or income from any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of such loans, (iii) any termination of this Agreement; provided, however, that any overadvance or overline shall be payable on demand pursuant to the provisions of Section 2..1. hereof., or (iv) when called for in the Loan Documents.
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     3..2. Interest Payments. Accrued but unpaid interest shall be due and payable as set forth in the Note.
     3..3. Collections. Until Lender notifies Borrower in writing to the contrary, Borrower may collect all Account Receivables directly from all account debtors. If Lender notifies Borrower in writing that Lender requires all Account Receivables to be deposited directly into the LockBox Account, Borrower shall then direct all of its account debtors, payors and other third parties to remit all payments owing to Borrower directly to the Lockbox Account. In the event Borrower shall nevertheless directly receive any payments or other financial proceeds of any Collateral after such written notice from Lender, Borrower shall receive all payments in trust for Lender and immediately deliver all payments to Lender in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into the Lockbox Account. Lender or its designee may, at any time, notify account debtors that the Accounts Receivable have been assigned to Lender and of Lender’s security interest therein, and may collect the Accounts Receivable directly and charge the collection costs and expenses to Borrower’s loan account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations one (1) Business Day after receipt by Lender of good funds which have been finally credited to Lender’s account, whether such funds are received directly from Borrower or from the Lockbox Account, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such good funds are received after 12:00 p.m. noon ine(Dallas time) on any Business Day or at any time on any day not constituting a Business Day, such funds shall be deemed received on the immediately following Business Day. Lender is not, however, required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its Permitted Discretion and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid.
Article 4.
Collateral
     4..1. Collateral. To secure full and complete payment and performance of the Obligations of Borrower, Borrower and Guarantor have executed or shall execute and deliver or cause to be executed and delivered the Security Agreement covering the property and collateral described in this Section 4.1. (which, together with any other property and collateral which may now or hereafter secure the Obligations of Borrower or any part thereof, is sometimes herein called the “Collateral”):
     a. All of the Borrower’s right, title and interest in and to all of the Borrower’s Inventory, Equipment, materials, supplies, goods, general intangibles, money, instruments, accounts, chattel paper, contract rights, accounts, Accounts Receivable, purchase orders received and rights to payment of any kind (including, without limitation, such rights of payment arising out of a sale, lease or other disposition of goods by the Borrower, out of a rendering of services by the Borrower, out of a loan by the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all of the rights and interest (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligate to make any such payment or against any of the property of such account debtor
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or other obligor contract rights, whether now owned or acquired later; all accessions, additions, replacements and substitutions or any of the foregoing; all records of any kind relating to any of the foregoing; and all proceeds (including insurance and accounts proceeds) and all products and proceeds of any of the foregoing, and wherever located;
     4..2. Setoff. Upon the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower. As further security for the Obligations of Borrower, Borrower hereby grants to Lender a security interest in all money, instruments and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations of Borrower, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.
     4..3. Guaranty of the Obligations. Contemporaneously with the making of the Loan, Guarantor shall guarantee payment of the Obligations of Borrower by execution and delivery of the Guaranty.
Article 5.
Conditions Precedent
     5..1. Loan. The obligation of Lender to make the Loan is subject to Lender’s receipt or written waiver, on or before the day of the making of the Loan, of each of the following, each dated (unless otherwise indicated) the day of the making of the Loan, in form and substance satisfactory to Lender:
     a. The Certificate of Incorporation of Borrower.
     b. Certificates of the appropriate government officials of the state of formation of the Borrower as to the existence of the Borrower.
     c. The Note executed by Borrower.
     d. The Guaranty executed by Guarantor.
     e. The Security Agreement executed by Borrower.
     f. UCC-1 Financing Statement covering the Collateral executed by Borrower.
     g. The Deed of Trust executed by Guarantor and Borrower.
     h. The Certificate of Secretary of certifying that the Board of Directors of Borrower has passed a resolution, which (i) authorizes the execution, delivery and performance by Borrower of this Agreement and/or the other Loan Documents to which
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Borrower is or will be a party hereunder and (ii) sets forth the name of the officers of Borrower authorized to sign this Agreement and/or each of the other Loan Documents to which Borrower is or will be a party (including the certificates contemplated herein).
     i.. The Certificate of Secretary of Guarantor certifying that the Board of Directors of Guarantor has passed a resolution, which (i) authorizes the execution, delivery and performance by Guarantor of this Agreement, the Guaranty and/or the other Loan Documents to which the Borrower are or will be a party hereunder and (ii) sets forth the name of the officers of Guarantor authorized to sign this Agreement and/or each of the other Loan Documents to which Guarantor is or will be a party (including the certificates contemplated herein).
     j. The Loan Agreement Rider executed by the Borrower and Guarantor.
     k. A UCC search report from the Secretary of States of Texas and Delaware revealing no conflicting security interests in the Collateral other than as expressly permitted by Lender in its sole and absolute discretion.
     l. All necessary authorizations, consents, approvals, licenses, filings and registrations with governmental or regulatory authorities or in connection with the execution, delivery or performance by Borrower or Guarantor of this Agreement, the Note and other Loan Documents to which Borrower and Guarantor are a party.
     m. Such documents, instruments, and information as Lender may reasonably request.
     n. Borrower and Guarantor have delivered to Lender its audited financial statements.
     o. All corporate proceedings taken in connection with the transactions contemplated by this Agreement and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender.
Article 6.
Representations and Warranties
     To induce Lender to enter into this Agreement, Borrower and Guarantor represent and warrant to Lender that:
     6..1. Existence and Authority. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite power to own assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition, or operations. The Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
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     6..2. Financial Statements. Borrower has delivered to Lender consolidated financial statements of Borrower and Guarantor, setting forth all financial information regarding the Borrower, all as at and for the last fiscal year of Borrower. The financial statements prepared at the end of the fiscal year of Borrower and, along with the other financial statements referred to above or delivered in connection herewith, are true and correct, and fairly present, on a consolidated basis, if applicable, the financial condition of the Borrower as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Borrower has no material contingent liabilities, liabilities for taxes, material forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no material adverse change in the condition, financial or otherwise, or operations of the Borrower since the effective date of the most recent financial statements referred to in this Section 6.2.
     6..3. Default. Neither Borrower nor Guarantor are in default in any material respect under any loan agreement, indenture, mortgage, pledge agreement or other material agreement or obligation to which it is a party or by which any of their properties may be bound.
     6..4. Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by Borrower and Guarantor of this Agreement and the other Loan Documents to which Borrower and Guarantor are or may become parties have been duly authorized by all requisite action on the part of Borrower and Guarantor and do not and will not violate the Certificates of Incorporation of Borrower and Guarantor, or any law or any order of any court, governmental authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in Article 4.) upon any assets of Borrower and Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, pledge agreement, franchise, permit, license or other instrument or agreement by which Borrower or Guarantor or their respective properties is bound.
     6..5. Litigation and Judgments. Except as disclosed under the caption “Legal Proceedings” in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, there is no action, suit or proceeding before any court, governmental authority or arbitrator pending, or to the knowledge of Borrower or Guarantor, threatened against or affecting Borrower or Guarantor that would, if adversely determined, have a material adverse effect on the financial condition or operations of Borrower or Guarantor or the ability of Borrower or Guarantor to pay and perform the Obligations. There are no outstanding judgments against Borrower or Guarantor.
     6..6. Rights in Properties; Liens. Borrower and Guarantor have good and indefeasible title or valid leasehold interests in their respective properties and assets, real and personal, reflected in the financial statements described in Section 6.2., and none of the properties, assets or leasehold interests of Borrower or Guarantor is subject to any Lien, except as permitted by Section 8.2.
     6..7. Title to Collateral. Borrower and Guarantor own, and with respect to Collateral acquired after the date hereof, Borrower and Guarantor will own, legally and beneficially, the Collateral free of any Lien or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the Lien granted pursuant to the Security Agreement executed by the Borrower and the Permitted Liens. Borrower and Guarantor have the unrestricted right to grant a security interest in the Collateral as contemplated hereby. The Collateral is not subject to any restriction on
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transfer or assignment except for compliance with applicable federal and state laws and regulations promulgated thereunder.
     6..8. Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower and Guarantor are parties, when delivered, shall constitute legal, valid and binding obligations of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.
     6..9. Approvals. No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower or Guarantor of this Agreement and the other Loan Documents to which Borrower and Guarantor are or may become a party or the validity or enforceability thereof.
     6..10. Taxes. Borrower and Guarantor have filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales taxes. Except for (a) the existing employment tax dispute with the Internal Revenue Service previously disclosed to Lender in writing by Borrower, for which Borrower has a maximum potential liability of no more the $50,000.00 in the aggregate, and (b) certain existing unpaid sales tax obligations in various states which do not exceed more than $20,000.00 in the aggregate [(a) and (b) being collectively referred to herein as the “Disclosed Outstanding Tax Issues”], Borrower and Guarantors have paid all of their respective tax liabilities, and neither Borrower or Guarantor know of any pending investigation of Borrower or Guarantor by any taxing authority or of any pending but unassessed tax liability of Borrower or Guarantor.
     6..11. Use of Proceeds; Margin Securities. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U of X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Borrower, nor any person acting on Borrower’s behalf, has taken any action that might cause the transactions contemplated by this Agreement or the Note, as to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.
     6..12. ERISA. The Borrower has complied with all applicable minimum funding requirements and all other applicable and material requirements, if applicable, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.
     6..13. Disclosure. No representation or warranty made by Borrower and Guarantor in this Agreement or in any other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. Except as otherwise disclosed to Lender in writing, there is no fact known to Borrower or Guarantor which has a material adverse effect, or which could reasonably be expected to have a material adverse effect, on the business, assets, financial condition, or operations of Borrower or Guarantor.
First Amended and Restated Loan Agreement — Page 11

     6..14. Contracts. Neither Borrower nor Guarantor is a party to, or bound by any agreement, condition, contract or arrangement, which which could reasonably be expected to have a material adverse effect on the business, operations or financial condition of Borrower or Guarantor.
     6..15. Compliance with Law. To the best of its knowledge Borrower and Guarantor are in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower or Guarantor or any of their respective properties.
     6..16. Principal Place of Business. The place where the Borrower keeps its books and records is located at the address set forth in Article 10.
Article 7.
Positive Covenants
     Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform and observe the following positive covenants, unless Lender shall otherwise consent in writing:
     7..1. Financial Statements. Borrower and Guarantor will furnish to Lender:
     a. As soon as available, and in any event within one hundred thirty five (135) days after the end of each fiscal year of Borrower and Guarantor, beginning with the fiscal year most recently ended, a copy of the annual audited consolidated financial report of Borrower and Guarantor for such fiscal year containing, for each of Borrower and Guarantor, balance sheets, statements of income, statements of stockholder’ equity and statements of change in financial position as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower and Guarantor, prepared in accordance with GAAP.
     b. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, commencing at the end of the current fiscal quarter, a copy of the quarterly operating statements of Borrower for such fiscal quarter containing cash flow statements, balance sheets, and statements of income, all in reasonable detail and certified to be true and correct in all material respects by the president or chief financial officer of Borrower.
     c. As soon as available and in any event within ten (10) days after the end of each month of each fiscal year of Borrower, (i) a copy of the accounts receivable aging and sales journal, all in reasonable detail and certified by the chief financial officer of Borrower to fairly present the financial condition and results of operations of Borrower, at the date and for the period indicated therein, and (ii) a current Borrowing Base Certificate. Lender shall have the right to audit at Borrower’s expense the accounts receivable aging and sales journals every three (3) months during the term hereof.
First Amended and Restated Loan Agreement — Page 12

     d. As soon as available, and in any event within thirty (30) days of filing same with the Internal Revenue Service of each year, a true and correct copy of the consolidated annual federal income tax return of Borrower and Guarantor for the immediately preceding year, signed by Borrower and Guarantor and filed with the Internal Revenue Service.
     e. On or before January 31 of each year, evidence that all ad valorem taxes or other assessments due and owing against the Property have been paid in full.
     f. Promptly, such additional financial information concerning Borrower and Guarantor as Lender may request.
     7..2. Certificates; Other Information. Borrower and Guarantor will furnish to Lender all of the following:
     a. As soon as available, copies of all reports and information made available to directors and shareholders of the Borrower of a material nature which could impair Lender’s prospect of payment or performance of the Obligations or any portion thereof.
     b. Promptly, such additional information concerning the Borrower and Guarantor as Lender may reasonably request.
     7..3. Performance of Obligations. Borrower will duly and punctually pay and perform the Obligations, including without limitation, its obligations under this Agreement and the other Loan Documents.
     7..4. Preservation of Existence and Conduct of Business. Borrower will (i) preserve and maintain its legal existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business, and (ii) conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.
     7..5. Maintenance of Properties. Borrower will maintain its respective assets and properties in good condition and repair.
     7..6. Payment of Taxes and Claims. Borrower and Guarantor will pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on them or any of their property, except for the Disclosed Outstanding Tax Issues which Borrower is contesting or resolving in good faith, and (ii) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of their property; provided, however, that neither Borrower nor Guarantor shall be required to pay or discharge any tax, levy, assessment or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.
     7..7. Insurance. Borrower will maintain with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance, and insurance on its property, assets
First Amended and Restated Loan Agreement — Page 13

and business at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and showing Lender as an additional Loss Payee.
     7..8. Inspection Rights. At any reasonable time and from time to time, Borrower will permit representatives of Lender to examine and make copies of the books and records of, and visit and inspect the properties of Borrower, and to discuss the business, operations and financial condition of Borrower with its officers and employees and with its independent certified public accountants.
     7..9. Keeping Books and Records. Borrower will maintain proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
     7..10. Compliance with Laws. Borrower and Guarantor will comply with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator.
     7..11. Compliance with Agreements. Borrower and Guarantor will comply, in all material respects, with all agreements, indentures, mortgages, security agreements, pledge agreements, deeds of trust and other documents binding on Borrower or Guarantor or affecting their respective properties or business.
     7..12. Notices. Borrower and Guarantor will promptly notify Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time, or both, would be an Event of Default, (ii) the commencement of any action, suit or proceeding against Borrower that might have a material adverse effect on the business, financial condition or operations of Borrower and (iii) any other matter that might have a material adverse effect on the business, financial condition or operations of Borrower.
     7..13. Further Assurances. Borrower and Guarantor will execute and deliver such further instruments as may be deemed necessary or desirable by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Lien of Lender in the Collateral.
     7..14. Compliance with ERISA. Borrower will comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder. Promptly after the filing thereof, Borrower shall furnish to Lender with regard to each employee benefit plan of Borrower, copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year. Borrower will notify Lender immediately of any fact, including, but not limited to, any “Reportable Event” as that term is defined in Section 4043 of ERISA, arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan and furnish to Lender, promptly upon its request therefor, such additional information concerning any such plan as may be reasonably requested.
     7..15. Compliance with Regulations G, T, U and X. Neither Borrower nor any Person acting on its behalf will take any action which might cause this Agreement or any of the Loan Documents to violate, and Borrower will take actions necessary to cause compliance with Regulations G, T, U and X of
First Amended and Restated Loan Agreement — Page 14

the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.
     7..16. Operating Account. Except for Borrower’s payroll account and its Canadian bank accounts maintained by Borrower’s Canadian Affiliates, Borrower and Guarantor shall maintain all of its operating accounts with Lender. Transfers of funds between Borrower’s local accounts and the Canadian bank accounts shall be prohibited, unless such transfers are made in the ordinary course of business.
     7..17. Financial Covenants. Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform, observe and maintain the following financial covenants, unless Lender shall otherwise consent in writing:
     a. Current Ratio. Borrower shall maintain a “Current Ratio” of at least 1.25 to 1. “Current Ratio” means [current assets minus prepaid items] divided by [current liabilities] (as those terms are defined in GAAP).
     b. Debt Service Coverage Ratio. [Intentionally Omitted].
     c. Liabilities to Tangible Net Worth. Borrower shall maintain a maximum ratio of total liabilities to tangible net worth of 2.5 to 1 (as those terms are defined in GAAP).
     The financial covenants set forth herein shall be tested on a quarterly basis in conjunction with the delivery of Borrower’s financial statements. If Borrower shall fail to satisfy a financial covenant, Borrower shall have fifteen (15) days to bring such covenant into compliance after written notice therefore is sent to Borrower, before Lender may claim an Event of Default hereunder.
Article 8.
Negative Covenants
     Borrower and Guarantor covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower and Guarantor will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:
     8..1. Limitation on Liens. Borrower will not incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Liens in favor of Lender and the Permitted Liens.
     8..2. Mergers, Acquisitions and Dissolutions. Borrower will not, without the prior written consent of Lender, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person . Borrower nor any partner of the Borrower shall not dissolve or liquidate.
     8..3. Transactions with Affiliates. Borrower will not enter into any transaction with any director, officer, employee or shareholder of Borrower or any Affiliate, except upon fair and reasonable terms.
First Amended and Restated Loan Agreement — Page 15

     8..4. Debt. Borrower shall not, without the prior written consent of Lender, incur, create, assume or permit to exist, any Debt, except (i) Debt to Lender; (ii) trade payables incurred in the ordinary course of business with a due date not greater than sixty (60) days from date it is incurred; (iii) purchase money debt for the acquisition or lease of equipment used in the ordinary course of Borrower’s business, not to exceed $100,000.00 in the aggregate.
Article 9.
Default
     9..1. Event of Default. Each of the following shall be deemed an “Event of Default”:
     a. Any Obligated Party shall fail to pay when due the Obligations or any part thereof and such default in payment is not cured within five (5) days after written notice of same is sent to Borrower.
     b. Any representation or warranty made or deemed made by any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.
     c. Any Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document (which does not involve the payment of monetary Obligations covered by Section 9..1a. Above), and such failure to perform, observe or comply is not fully cured within fifteen (15) days after written notice of same is sent to Borrower; provided, however, that if the default described within this section 8..1c. is of such a nature that it cannot possibly be cured by anyone within such fifteen (15) day period, then such failure shall not constitute an Event of Default hereunder, if Borrower commences the curing of the failure within such fifteen (15) day period, and thereafter diligently prosecutes the curing of the same to completion, and provides to the Lender written evidence of such actions, provided that if such default still remains uncured after thirty (30) days from the date such original notice from Lender was sent, then such failure shall constitute an Event of Default hereunder, notwithstanding..
     d. Any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in such a proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.
     e. Any involuntary proceeding shall be commenced against any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of forty-five (45) days.
First Amended and Restated Loan Agreement — Page 16

     f. Any Obligated Party shall fail to discharge within a period of forty-five (45) days after the commencement thereof any attachment, sequestration or similar proceeding against any of its assets or properties to the extent enforcement would have a material adverse effect on the financial condition of such Obligated Party.
     g. Any Obligated Party shall fail to satisfy and discharge promptly any judgment against it after the judgment becomes final to the extent enforcement would have a material adverse effect on the financial condition of such Obligated Party.
     h. Any Obligated Party shall default in the payment of any of its Debt beyond any applicable grace period, or shall default in the performance of any other agreement binding upon it or its property.
     i. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Obligated Party or any of their respective shareholders, or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.
     j. The sale, encumbrance or other unauthorized transfer of the Collateral without Lender’s prior written consent, that is not made in the ordinary course of business.
     k. Any Obligated Party shall cease to exist.
     l. Borrower shall fail to satisfy any financial covenant as set forth in Section 7..18 hereof and such failure is not cured within fifteen (15) days after written notice of same is sent to Borrower.
     m. The occurrence of any Event of Default as that term is defined in the Term Loan Agreement.
     9..2. Remedies Upon Default. Upon the occurrence of an Event of Default, Lender may without notice terminate its commitment to lend hereunder and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 9.1.d. or Section 9.1.e., the commitment of Lender to lend hereunder shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, which are hereby expressly waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents or otherwise.
Article 10.
Miscellaneous
     10..1. Expenses of Lender. Borrower agrees to pay on demand all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other
First Amended and Restated Loan Agreement — Page 17

Loan Documents and any and all amendments, modifications and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document, including, without limitation, the reasonable costs and fees of Lender’s legal counsel. Lender is and shall be authorized to fund these costs directly out of the proceeds of the Loan.
     10..2. Restatement. Except as otherwise disclosed in writing by Borrower, the delivery of each statement, report and certificate to Lender pursuant to this Agreement and the request by Borrower for an advance hereunder shall by virtue of such delivery or request alone constitute a restatement of the representations and warranties contained in Article 6. hereof on and as of the date of delivery or the date requested for the advance, except that the representations and warranties contained in Section 6.2. shall in each instance be deemed to be made with respect to the financial statements most recently furnished to Lender pursuant to Section 6.2. or 7.1., as the case may be. Each such delivery or request shall also constitute a representation and warranty at the time of said delivery or on the date requested for the advance that no Event of Default has occurred and is continuing and that no event has occurred and is continuing that, with the giving of notice or lapse of time or both, would be an Event of Default.
     10..3. No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
     10..4. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender, Borrower, Guarantor and their respective successors and assigns, except that Borrower and Guarantor may not, except as expressly provided herein, assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Lender.
     10..5. Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.
     10..6. Entire Agreement; Amendment. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. The provisions of this Agreement and the other Loan Documents to which Borrower and Guarantor are a party may be amended or waived only by an instrument in writing signed by the parties thereto.
     10..7. Maximum Interest Rate. No provision of this Agreement or Note shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in Note or otherwise in connection with this loan transaction, the provisions of this Section 10.7. shall govern and prevail and neither Borrower nor the sureties, Guarantor, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for use,
First Amended and Restated Loan Agreement — Page 18

forbearance or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.
     10..8. Notices. Any notice, consent or other communication required or permitted to be given under any of the Loan Documents to Lender, Borrower or Guarantor must be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

To Borrower:	American Locker Group, Incorporated 815 S. Main Street Grapevine, Texas 76051

To Guarantor:	Altreco, Incorporated 815 S. Main Street Grapevine, Texas 76051

In either case, with a copy to:

Hallett & Perrin, P.C. 2001 Bryan Street, #3900 Dallas, Texas 75201 Attn: Timothy R. Vaughn

To Lender:	The F&M Bank & Trust Company 14185 Dallas Parkway, Suite 140 Dallas, Texas 75254 Attention: David J. Broussard, Senior Vice-President
or such other address as shall be set forth in a notice from the appropriate party given in compliance with this Section 10.8. Any such notice, consent or other communication shall be deemed given when delivered in person or, if mailed, when duly deposited in the mails.
     10..9 .Applicable Law. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS, AND SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     10..10 Jurisdiction, Venue.
     ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR GUARANTOR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT OF ANY THEREOF WILL BE BROUGHT IN THE DISTRICT COURTS OF DALLAS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AS LENDER (IN ITS SOLE DISCRETION) MAY ELECT, AND BORROWER AND GUARANTOR
First Amended and Restated Loan Agreement — Page 19

HEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING.
     IN ADDITION, BORROWER AND GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BROUGHT IN THE STATE OF TEXAS, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE DISTRICT COURTS IN DALLAS COUNTY, TEXAS THAT MAY HAVE BEEN BROUGHT IN THE INCONVENIENT FORUM. SHOULD ANY SUCH SUIT, ACTION OR PROCEEDING BE PENDING IN MORE THAN ONE FORUM, LENDER’S CHOICE OF FORUM SHALL BE CONCLUSIVE.
     10..11 WAIVER OF JURY TRIAL. IN THE EVENT LITIGATION SHOULD ARISE OUT OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE LOAN DOCUMENTS OR ANY OTHER MATTER RELATED THERETO WHATSOEVER OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OR INACTIONS BY LENDER, IT IS HEREBY STIPULATED AND AGREED BY BORROWER AND GUARANTOR THAT THEY SHALL WAIVE AND DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO DEMAND A TRIAL OF ANY SUCH MATTER BY OR BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO COMMIT TO MAKE THE LOAN.
     10..12 RELIEF FROM AUTOMATIC STAY. AS A MATERIAL INDUCEMENT AND AS FURTHER CONSIDERATION TO INDUCE LENDER TO MAKE THE LOAN, BORROWER AND GUARANTOR HEREBY STIPULATE, AGREE, CONSENT TO AND ACKNOWLEDGE THAT IN THE EVENT THAT A PROCEEDING UNDER TITLE 11 OF THE U.S. CODE IS COMMENCED, EITHER VOLUNTARY OR INVOLUNTARY, BY OR AGAINST BORROWER OR GUARANTOR, LENDER IS ENTITLED TO IMMEDIATE RELIEF FROM ANY AUTOMATIC STAY IMPOSED UNDER SECTION 362 OF TITLE 11 OF THE U.S. CODE, AS AMENDED, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO LENDER, WITHOUT REQUIRING LENDER TO FILE A MOTION FOR RELIEF FROM THE AUTOMATIC STAY. IN ADDITION TO THE FOREGOING, BORROWER AND GUARANTOR FURTHER STIPULATE, AGREE AND ACKNOWLEDGE THAT NEITHER BORROWER NOR GUARANTOR WILL OPPOSE OR OBJECT TO LENDER’S MOTION FOR RELIEF FROM ANY AUTOMATIC STAY OR ANY VALUATION OF THE PROPERTY SUBJECT TO THE AUTOMATIC STAY CONDUCTED BY LENDER.
     10..13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10..14. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.
First Amended and Restated Loan Agreement — Page 20

     10..15. Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     10..16. Participations. Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower and Guarantor.
     10..17. Controlling Interpretation. The other Loan Documents delivered pursuant to or in connection with this Agreement shall supplement and be in addition to the terms and provisions of this Agreement. If an inconsistency of provisions should exist between any of the Loan Documents, the interpretation of such provision most favorable to Lender shall control, determined by Lender in its sole discretion.
     10..18. Amendment and Restatement. This Agreement amends and restates that certain Loan Agreement dated March 5, 2007, by and between Borrower, Guarantor and Lender.
     In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

Borrower: American Locker Group, Incorporated, a Delaware corporation
By:	/S/ PAUL M. ZAIDINS
Paul Zaidins, President

Guarantor: Altreco, Incorporated, a Delaware corporation
By:	/S/ PAUL M. ZAIDINS
Paul Zaidins, President

Lender: The F&M Bank & Trust Company
By:	/S/ DAVID BROUSSARD
(Signature)

David Broussard, Sr. Vice President
(Printed Name and Title)

First Amended and Restated Loan Agreement — Page 21